AMENDEMENT TO THE ASSIGNMENT AGREEMENT BETWEEN
MEDICAL DEVICE INTERNATIONAL LIMTED, ASSIGNOR
AND LIFE CARE MEDICAL DEVICES, ASSIGNEE

The duly executed assignment of intellectual property agreement of International Patent Application No. PCT/IB2010/000797 from Medical Device International Limited, Assignor to Life Care Medical Devices Limited, Assignee is hereby amended to include the following terms and conditions:

Life Care Medical Devices Limited shall pay to Medical Device International Limited 2% of net sales it receives as a result of the sale of product resulting from the reduction in practice of the aforementioned provisional patent.

Life Care Medical Devices shall supply to Medical Device International Limited a signed report of net sales on a monthly basis no longer than 7 days from the end of the month.

Remuneration in the amount of 2% of the total royalty revenue related to the assigned intellectual property shall be paid to Medical Device International Limited by the 14th calendar day of the month following.

Remuneration to Medical Device International Limited shall commence no later than January 2011 and shall not be any less than $5,000/month beginning January 2011.

AGREED:

ASSIGNOR:	ASSIGNEE:

/s/	/s/
Medical Device International Limited	Life Care Medical Devices Limited
By: Arthur Malvett	By: Glenn S. Foley
Managing Director	Managing Director
Date: August 11, 2010	Date: